June 30, 1997


Jackson Hewitt Inc.
4575 Bonney Road
Virginia Beach, VA  23462

Dear Sirs:

         In connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), of 500,000 shares (the "Shares") of Common Stock, $.02 par value, of Jackson Hewitt Inc. (the "Company"), which may be issued pursuant to the terms of the Company's Amended and Restated 1994 Long-Term Incentive Plan (the "Plan"), we hereby advise you that in our opinion upon issuance pursuant to the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                     Very truly yours,


                                                     /s/ Kaufman & Canoles, P.C.

                                                     Kaufman & Canoles, P.C.